Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of April 3, 2010

among

SANDRIDGE ENERGY, INC.,

STEEL SUBSIDIARY CORPORATION

and

ARENA RESOURCES, INC.

-i-

-ii-

-iii-

Index of Defined Terms

6% Preferred Stock	24
8.5% Preferred Stock	24
Acquired Employees	45
Agreement	1
Articles of Merger	2
CERCLA	63
Certificates	4
Closing	2
Closing Date	2
COBRA	61
Code	1
Common Stock Trust	6
Company	1
Company Closing Price	7
Company Common Stock	1
Company Disclosure Letter	9
Company Employee Benefit Plan	61
Company Employee Pension Benefit Plan	62
Company Employee Welfare Benefit Plan	62
Company ERISA Affiliates	14
Company Financial Advisor	14
Company Financial Statements	12
Company Material Adverse Effect	62
Company Reserve Report	22
Company SEC Reports	12
Company Stockholders Meeting	44
Company Subsidiaries	9
Company Superior Proposal	62
Company Takeover Proposal	62
Company’s Fairness Opinion Provider	14
Confidentiality Agreement	49
Constituent Corporations	1
Conversion Ratio	7
Customary Post Closing Consents	63
D&O Insurance	53
Effective Date	2
Effective Time	2
Environmental Laws	63
ERISA	63

Excess Shares	6
Exchange Act	63
Exchange Agent	3
Exchange Fund	3
Exchange Ratio	3
FERC	63
Form S-4	63
Form S-8	63
GAAP	63
good and defensible title	22
Hazardous Substance	63
Hedge	64
HSR Act	64
Hydrocarbons	64
Indemnified Party	52
In-the-Money	7
Joint Proxy Statement	64
Lien	64
Maximum Amount	53
Merger	1
Merger Consideration	3
Merger Sub	1
NGA	64
NRS	1
NYSE	64
Options	64
Parent	1
Parent Charter Amendment	25
Parent Closing Price	7
Parent Common Stock	3
Parent Disclosure Letter	24
Parent Employee Benefit Plan	64
Parent Employee Pension Benefit Plan	64
Parent Employee Welfare Benefit Plan	64
Parent ERISA Affiliates	29
Parent Financial Advisor	29
Parent Financial Statements	27
Parent Material Adverse Effect	65
Parent Preferred Stock	24

-iv-

Parent Reserve Report	35
Parent SEC Reports	27
Parent Stockholders Meeting	44
Parent Subsidiaries	24
Parent Superior Proposal	65
Parent Takeover Proposal	65
Per Share Cash Consideration	3
Person	66
Qualified Company Employee Benefit Plan	15
Qualified Parent Employee Benefit Plan	29
RCRA	63
Required Company Stockholder Vote	17
Required Parent Stockholder Vote	25
Restricted Stock	66

Sarbanes-Oxley Act	66
SEC	66
Securities Act	66
Severance Plan	66
Share Issuance	25
Stock Plans	66
Subsidiary	66
Superior Proposal	65
Surviving Corporation	1
Tax Return	66
Taxes	66
Termination Date	56
To the knowledge of Parent	67
To the knowledge of the Company	67
WARN Act	67

-v-

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 3, 2010, among SANDRIDGE ENERGY, INC., a Delaware corporation (“Parent”), STEEL SUBSIDIARY CORPORATION, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and ARENA RESOURCES, INC., a Nevada corporation (the “Company”).

INTRODUCTION

The respective Boards of Directors of each of Parent, Merger Sub and the Company have (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

As a result of the Merger, and in accordance with the Nevada Revised Statutes (the “NRS”), each issued and outstanding share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary of the Company or Parent) immediately prior to the Effective Time, will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration.

The parties to this Agreement intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for Federal income tax purposes, and that this Agreement constitutes a plan of reorganization.

In consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.1. The Merger. At the Effective Time, in accordance with this Agreement and the NRS, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity; provided that if the opinions described in Sections 7.2(c) and 7.3(c) hereof cannot be delivered unless at the Effective Time the Company is instead merged with and into Merger Sub with the separate existence of the Company ceasing and Merger Sub continuing as the surviving entity, then at the Effective Time, in accordance with this Agreement and the NRS, the Company shall be merged with and into the Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity. For purposes of this Agreement, (i) the entity surviving the Merger after the Effective Time is referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

SECTION 1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS.

SECTION 1.3. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (EDT) on a date to be specified by the parties, which shall be no later than the next business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.4. Consummation of the Merger. As soon as practicable after the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

SECTION 1.5. Organizational Documents; Directors and Officers. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the NRS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the NRS. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws and the NRS. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws and the NRS.

ARTICLE 2

EFFECT OF THE MERGER ON THE EQUITY OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

SECTION 2.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive (i) 4.7771 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) plus (ii) $2.50 in cash (the “Per Share Cash Consideration”). For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the immediately preceding sentence pursuant to the Merger with respect to each share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall have been declared with a record date within such period, the Exchange Ratio, the Conversion Ratio and the Per Share Cash Consideration shall be correspondingly adjusted.

SECTION 2.3. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, (i) cash sufficient to make the payments pursuant to Section 2.2 and (ii) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.2 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect to shares of Parent Common Sock with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock. With respect to any cash deposited by Parent with the Exchange Agent as described in the immediately preceding sentence, the Exchange Agent shall invest such cash in the Exchange Fund as directed by Parent; provided that during the first six months after the Effective Time such investments shall consist solely of (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of inbound deposits with commercial banks having a combined capital and surplus of at least $500 million, (iii) commercial paper obligations rated P-1 or A-1 or better by Standard and Poor’s or Moody’s or (iv) institutional cash management funds. From time to time as necessary, Parent shall deposit with the Exchange Agent cash to be paid in lieu of fractional shares as contemplated by Section 2.3(e) and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.3(c). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor (i) the cash which such holder has the right to receive pursuant to the provisions of Section 2.2, (ii) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.2, (iii) certain dividends or other distributions in accordance with Section 2.3(c) and (iv) cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration which the applicable holder of shares of Company Common Stock has the right to receive pursuant to Section 2.2, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(e), in each case until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to this Article 2) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) In lieu of such fractional share interests, Parent shall either (A) pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (y) the average of the last reported sale prices for a share of Parent Common Stock on the NYSE (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the five trading days prior to the Closing Date or (B) instruct the Exchange Agent to follow the procedures set forth in Section 2.3(e)(iii).

(iii) If Parent shall have instructed the Exchange Agent to follow the procedures in this Section 2.3(e)(iii):

(A) The Exchange Agent shall determine the excess of (x) the aggregate number of shares of Parent Common Stock that would be distributed to holders of the Certificates pursuant to Section 2.1 if no effect were given to Section 2.3(e)(i) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates pursuant to Section 2.1, taking into account the effect of Section 2.3(e)(i) (such excess, the “Excess Shares”).

(B) As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NYSE, in the manner set forth below.

(C) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates (or paid to Parent pursuant to Section 2.3(f)), the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest in the Parent Common Stock to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests in the Parent Common Stock to which all holders of the Certificates are entitled. Parent shall comply with the provisions of Rule 236(c) under the Securities Act.

(D) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates that have surrendered their Certificates in accordance with this Section 2.3.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of any fractional shares of Parent Common Stock.

(g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of any fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any governmental authority), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost,

stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of any fractional shares of Parent Common Stock, in each case pursuant to this Agreement.

(i) Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent.

SECTION 2.4. Company Options; Restricted Stock. (a) Parent shall not assume any Options in connection with the transactions contemplated hereby. Not later than 30 days prior to the scheduled or anticipated Closing Date, the Company shall send a notice to all holders of Options, which notice shall notify such holders that (i) Parent and the Surviving Corporation will not be assuming any Options following the Effective Time or substituting new options therefore, and (ii) all unvested Options shall become vested and fully exercisable immediately prior to the Effective Time and contingent upon the consummation of the transactions contemplated hereby (and such Options shall be so vested and exercisable). Any Options that are In-the-Money as of the Effective Time and that are not exercised prior to the Effective Time shall be deemed automatically exercised by the holder thereof and the holder thereof shall be entitled to receive a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (i) the Conversion Ratio multiplied by (ii) the quotient obtained by dividing (x) the product of (1) the number of shares of Company Stock issuable upon the exercise of the applicable Options multiplied by (2) the excess of (A) the Company Closing Price over (B) the exercise price per share of the applicable Options, by (y) the Company Closing Price. Any Options that are not In-The-Money as of the Effective Time will be canceled. Holders of Options that become fully vested only as of and effectively immediately prior to the Effective Time shall be permitted to exercise such fully vested Options effective as of and contingent upon the consummation of the transactions contemplated hereby. For purposes of this Agreement, (i) “In-the-Money” means, with respect to an Option, the excess of (1) the Company Closing Price over (2) the exercise price per share of the applicable Options, being a positive number; (ii) “Company Closing Price” means the last reported sale price of the Company Common Stock on the NYSE on the Closing Date; (iii) “Parent Closing Price” means the last reported sale price of the Parent Common Stock on the NYSE on the Closing Date; and (iv) “Conversion Ratio” means the sum of (x) the Exchange Ratio and (y) the quotient obtained by dividing (1) the Per Share Cash Consideration by (2) the Parent Closing Price.

(b) Prior to the Effective Time, the Company shall take any actions necessary to effect the transactions anticipated by Section 2.4(a) under the Stock Plans and any Option agreement thereunder and any other plan or arrangement of the Company (whether written or oral, formal or informal). As soon as practicable following the date hereof, the Company shall deliver or cause to be delivered to each holder of an Option any certifications, notices or other communications required by the terms of such Option or any agreement entered into with respect thereto to be delivered to such holder prior to the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) At the Effective Time, each of the then outstanding awards of Restricted Stock shall be (i) assumed by Parent, in accordance with the terms of the applicable Stock Plan and award agreement by which it is evidenced, except as provided in the immediately succeeding sentence or in the Company Disclosure Letter and except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and the Company Subsidiaries and their respective Boards of Directors and committees thereof administering any such Stock Plan, and (ii) converted into an award of a number of shares of restricted Parent Common Stock equal to the product of (A) the Conversion Ratio multiplied by (B) the number of shares of Company Common Stock underlying such award. With respect to any employee of the Company whose primary work location is at the Tulsa office, each such award of restricted Parent Common Stock will vest upon the earliest to occur of the following: (x) the vesting of such award pursuant to the terms of the applicable original award agreement, (y) the end of the Transition Period (as such term is defined in the Severance Plan which is described in Section 3.10(j) of the Company Disclosure Letter) with respect to the applicable employee and (z) the Termination Date (as such term is defined in the Severance Plan) with respect to the applicable employee. With respect to any other employee of the Company, each such award of restricted Parent Common Stock will vest pursuant to the terms of the applicable original award agreement. If the calculation of the number of Parent Common Stock as described above results in the assumption of an award of Restricted Stock that would include a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such award shall be rounded down to the nearest whole number of shares of Parent Common Stock. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 2.4(c).

(d) As soon as reasonably practicable following the Effective Time, Parent shall cause the shares of Restricted Stock to be assumed under paragraph (c) above to be registered on Form S-8, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Restricted Stock remain outstanding. As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of an assumed Restricted Stock an appropriate notice setting forth such holder’s rights pursuant to such Restricted Stock.

(e) The Company and Parent shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 2.4 as of the Effective Time.

SECTION 2.5. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the NRS as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporations or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as publicly disclosed with reasonable specificity by the Company in the Company SEC Reports filed with the SEC prior to the date of this Agreement (excluding (i) the exhibits thereto and (ii) any disclosure set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that such disclosure is predicting or forward-looking in nature) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1. Organization. The Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the articles of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate or articles of incorporation and bylaws of the Company Subsidiaries which were delivered to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 39,459,963 of which are issued and outstanding, and (ii) 10,000,000 shares of Class A preferred stock, $0.001 par value, of which none are issued and outstanding. As of the date of this Agreement, (i) there are no shares of Company Common Stock held in the treasury of the Company and (ii) there are outstanding Options to purchase 1,615,000 shares of Company Stock and such number of shares of Company Common Stock are reserved upon exercise of such Options. The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. The Company has not, subsequent to December 31, 2009, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Section 3.2(b) of the Company Disclosure Letter lists all outstanding Options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding Restricted Stock awards. There are no stock appreciation rights attached to the Options, warrants or rights listed in Section 3.2(b) of the Company Disclosure Letter. Except as set forth above in this Section 3.2 and Section 3.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 3.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the approval of this Agreement by the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other organizational documents of the Company or any of the Company Subsidiaries, (ii) except as described on Section 3.3(b) of the Company Disclosure Letter, result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the NYSE, (v) Customary Post Closing Consents and (vi) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 3.4. Subsidiaries. The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4 of the Company Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

SECTION 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2007, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to any of the Company SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since December 31, 2009 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as described on Section 3.5(c) of the Company Disclosure Letter, with respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company’s Exchange Act Reports, including its consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

SECTION 3.6. Absence of Material Adverse Changes, etc. Since December 31, 2009, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

SECTION 3.9. Broker’s or Finder’s Fees; Fairness Opinion. Except for SunTrust Robinson Humphrey, Inc. (the “Company Financial Advisor”) and Tudor, Pickering, Holt & Co. Securities, Inc. (the “Company’s Fairness Opinion Provider”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. In addition, the Company has engaged the Company’s Fairness Opinion Provider to provide an opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the Company Common Stock (subject to assumptions and qualifications set forth therein).

SECTION 3.10. Employee Plans. (a) Section 3.10 (a) of the Company Disclosure Letter sets forth a list of all Company Employee Benefit Plans. There are no Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”).

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Company Employee Benefit Plan”), has received a favorable determination letter or opinion from the Internal Revenue Service that has not been revoked and on which the Company is currently entitled to rely, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code. All assets of any Company Employee Benefit Plan consist of cash, actively traded securities or other assets reasonably acceptable to Parent.

(d) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or from any other person or entity relative to any Company Employee Benefit Plan. The Company has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(e) No Company Employee Welfare Benefit Plan is funded.

(f) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(g) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan, and, to the knowledge of the Company or any Company Subsidiary, (x) no prohibited transaction has occurred with respect to any Company Employee

Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(h) Neither the Company nor any Company ERISA Affiliates has ever established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or is subject to Title IV of ERISA or Section 412 of the Code.

(i) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

(j) Except as described in Section 3.10(j) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Company Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement.

(k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(l) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(m) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

SECTION 3.11. Board Recommendation; Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on April 2, 2010 and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting and (iv) recommended that the stockholders of the Company approve this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with Section 6.10(a) shall not be a breach of the representation in this clause (iv)). The Company hereby confirms that (A) the Company has taken all necessary action to exempt Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation under the NRS, including Sections 78.3781 through 78.3793 of the NRS, and (B) to the knowledge of the Company, no other “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation, applies or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has received from the Company’s Fairness Opinion Provider an opinion, a written copy of which will be provided to Parent, solely for informational purposes promptly after receipt thereof by the Company, to the effect that, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (subject to assumptions and qualifications set forth therein). The Company has been authorized by the Company’s Fairness Opinion Provider to include such opinion in its entirety in the Joint Proxy Statement included in the Form S-4, so long as such inclusion is in form and substance reasonably satisfactory to the Company’s Fairness Opinion Provider and its counsel.

(b) The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger is and will be no greater than a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”).

SECTION 3.12. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2009 are adequate to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Company Material Adverse Effect, all hedging transactions entered into by the Company or any of the Company Subsidiaries have been properly identified for federal income tax purposes.

(b) Except as identified in Section 3.12(b) of the Company Disclosure Letter, as of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the Company nor any Company Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(c) Except as identified in Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

SECTION 3.13. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by the Company or any Company Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law, and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(b) To the knowledge of the Company, the Company and the Company Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither the Company nor any Company Subsidiary nor any real property owned, leased or operated by the Company or any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of the Company and the Company Subsidiaries has assumed, contractually or, to the knowledge of the Company, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

(f) Neither the Company nor any of the Company Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

SECTION 3.14. Compliance with Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries. No notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any such non-compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

SECTION 3.15. Employment Matters. (a) Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, with respect to any event described in this clause (iii), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) In the 90 day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 3.15(b) of the Company Disclosure Letter lists the number of the Company’s or the Company Subsidiaries’ employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of the Company, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective leased employees (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable. No employee of the Company or any Company Subsidiary primarily performs services outside the United States.

SECTION 3.16. Tax Matters. Neither the Company nor any of the Company Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.17. Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 3.18. Reserve Reports. The Company has furnished to Parent the Company’s estimate of Company’s and Company Subsidiaries’ oil and gas reserves as of December 31, 2009 (the “Company Reserve Report”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate. The estimates of proved oil and gas reserves used by the Company in connection with the preparation of the Company Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

SECTION 3.19. Hedging. The Company SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Company and the Company Subsidiaries as of the date reflected therein, and (as of the date of this Agreement) there have been no changes since the date thereof.

SECTION 3.20. Properties.

(a) All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.

(b) Except for goods and other property sold, used or otherwise disposed of since December 31, 2009 in the ordinary course of business, the Company and the Company Subsidiaries have good and defensible title to all oil and gas leases and other properties forming the basis for the reserves reflected in the Company Reserve Reports as attributable to interests owned by the Company and the Company Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Reports filed prior to the date of this Agreement as owned by the Company and the Company Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Company Reserve Report or the Company SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) Liens identified in Section 3.20(b) of the Company Disclosure Letter. For purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(c) (i) The leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given material value in the Company Reserve Report are in good standing, valid and effective, (ii) neither the Company nor any Company Subsidiary is in breach or default under any such lease or other agreement nor, to the knowledge of the Company, is any other party to any such lease or other agreement in breach or default thereunder, and (iii) the rentals due by the Company or any Company Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.21. Natural Gas Act. Any gas gathering system constituting a part of the properties of the Company or the Company Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by the FERC under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

SECTION 3.22. Insurance. Section 3.22 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 3.23. Certain Contracts and Arrangements. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict Parent, the Surviving Corporation or any of their subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, each contract filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 is valid, binding, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law), and neither the Company nor any Company Subsidiary is in breach or default under any such contract nor, to the knowledge of the Company, is any other party to any such contract in breach or default thereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as publicly disclosed with reasonable specificity by Parent in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (excluding (i) the exhibits thereto and (ii) any disclosure set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that such disclosure is predicting or forward-

looking in nature) and except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Parent to the Company (the “Parent Disclosure Letter”), the Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization. Parent and each of the Subsidiaries of the Parent (the “Parent Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. Parent and each of the Parent Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2009 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, 212,968,038 of which are issued and 210,797,254 of which are outstanding and (ii) 50,000,000 shares of preferred stock, $0.001 par value, issuable in series (“Parent Preferred Stock”), of which (A) 2,650,000 shares have been designated 8.5% Convertible Perpetual Preferred Stock (“8.5% Preferred Stock”), all of which are issued and outstanding, and (B) 2,000,000 have been designated 6.0% Convertible Perpetual Preferred Stock (“6% Preferred Stock”), all of which are issued and outstanding. As of the date of this Agreement, (i) 2,170,784 shares of Parent Common Stock are held in the treasury of Parent (including 418,190 shares held in a rabbi trust established pursuant to a Parent Employee Benefit Plan), (ii) there are no outstanding options to purchase shares of Parent Common Stock and no shares of Parent Common Stock are reserved upon exercise of options, (iii) 40,963,965 shares of Parent Stock are reserved for issuance upon the conversion of the outstanding shares of 8.5% Preferred Stock, (iv) 21,186,400 shares of Parent Stock are reserved for issuance upon the conversion of the outstanding shares of 6% Preferred Stock, and (v) 11,308,998 shares of Parent Stock are reserved for issuance under the Parent Employee Benefit Plans. The issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been, and all shares of Parent Common Stock which may be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. Parent has not, subsequent to December 31,

2009, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than annual dividends payable semi-annually on the outstanding shares of Parent Preferred Stock pursuant to the applicable certificate of designation. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem purchase or otherwise acquire any outstanding shares of capital stock of Parent. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than issued and outstanding shares of Parent Preferred Stock and any outstanding Parent options to purchase shares of Parent Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) Except as set forth above in this Section 4.2, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All of the outstanding shares of capital stock of Merger Sub are owned by Parent, and will be owned by Parent at Closing.

SECTION 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent, Merger Sub or any of the Parent Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the approval of the holders of a majority of the issued and outstanding shares of Parent Common Stock present and voting in accordance with the requirements of the NYSE of the issuance of the shares of Parent Common Stock in connection with the Merger (the “Share Issuance”), (ii) the approval of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote thereon of the amendment to Parent’s certificate of incorporation to increase the number of authorized shares of Parent’s capital stock and Parent Common Stock to provide for and permit the Share Issuance (the “Parent Charter Amendment”) (the actions referred to in clauses (i) and (ii), collectively, the “Required Parent Stockholder Vote”) and (iii) the approval of the Merger by Parent as the owner of all the outstanding shares of capital stock of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other organizational documents of Parent or any of the Parent Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination, conversion (with respect to any security) or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or any of the Parent Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the NRS, with respect to the filing of the Articles of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of the Joint Proxy Statement and such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing and effectiveness of the Form S-4 and the Form S-8, (v) the approval for listing on NYSE of the shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement and compliance with the other rules of the NYSE, (vi) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware, (vii) Customary Post Closing Consents and (viii) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

SECTION 4.4. Subsidiaries. The Parent Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4 of the Parent Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Parent or by a Parent Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Parent Subsidiaries. There are no agreements requiring the Parent or any Parent Subsidiary to make contributions to the capital of, or lend or advance funds to, any Parent Subsidiary.

SECTION 4.5. SEC Reports and Financial Statements. (a) Since January 1, 2007, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Parent SEC Reports“) required to be filed by Parent with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding comments from the Staff of the SEC with respect to any of the Parent SEC Reports.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Parent Financial Statements“) of Parent contained in the Parent SEC Reports have been prepared from the books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Parent Financial Statements, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since December 31, 2009 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent required to be disclosed in Parent’s Exchange Act Reports, including its consolidated Parent Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

SECTION 4.6. Absence of Material Adverse Changes, etc. Since December 31, 2009, Parent and the Parent Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Parent and the Parent Subsidiaries; or

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

SECTION 4.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened, to which Parent or any of the Parent Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against Parent or any of the Parent Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.8. Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

SECTION 4.9. Broker’s or Finder’s Fees. Except for Deutsche Bank Securities Inc. (the “Parent Financial Advisor“), no agent, broker, Person or firm acting on behalf of Parent or any Parent Subsidiary or under Parent’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 4.10. Employee Plans.

(a) Section 4.10(a) of the Parent Disclosure Letter sets forth a list of all Parent Employee Benefit Plans. There are no Parent Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to provide, terminated by, or resulting in any material liability to the Parent or any entity with which the Parent is considered a single employer under Section 414(b), (c) or (m) of the Code (“Parent ERISA Affiliates”).

(b) With respect to each Parent Employee Benefit Plan, Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Parent Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts, and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to such Parent Employee Benefit Plan, the Parent, or any Parent ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Parent Employee Benefit Plan.

(c) Each Parent Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Parent Employee Benefit Plan”), has received a favorable determination letter or opinion from the Internal Revenue Service that has not been revoked and on which Parent is currently entitled to rely, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Parent Employee Benefit Plan. The trusts established under the Qualified Parent Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code. All assets of any Parent Employee Benefit Plan consist of cash, actively traded securities or other assets reasonably acceptable to the Company.

(d) Parent has (i) filed or caused to be filed all returns and reports on the Parent Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Parent have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Parent or from any other person or entity relative to any Parent Employee Benefit Plan. Parent has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(e) No Parent Employee Welfare Benefit Plan is funded.

(f) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms. All contributions required to be made to any Parent Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Parent SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(g) Parent and the Parent Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Employee Benefit Plans. Neither Parent nor any Parent Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan, and, to the knowledge of Parent or any Parent Subsidiary, (x) no prohibited transaction has occurred with respect to any Parent Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Parent Employee Benefit Plan.

(h) Neither Parent nor any Parent ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Parent Employee Benefit Plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or is subject to Title IV of ERISA or Section 412 of the Code.

(i) Parent and Parent Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

(j) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Parent or the Parent Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither Parent nor any Parent Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 4.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement.

(k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of Parent, threatened against the Parent, any Parent Subsidiary or any Parent Employee Benefit Plan related to any Parent Employee Benefit Plan (other than claims in the ordinary course of business). No Parent Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Parent Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(l) Parent has the right to amend or terminate each Parent Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Parent Employee Pension Benefit Plan.

(m) Neither Parent nor any Parent ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Parent Employee Benefit Plan or modify, change or terminate any existing Parent Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Parent Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

SECTION 4.11. Board Recommendation; Parent Action. The Board of Directors of Parent has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on April 3, 2010 and not subsequently rescinded or modified in any way, (i) approved this Agreement, the Merger, the Share Issuance and the Parent Charter Amendment, (ii) directed the Share Issuance and the Parent Charter Amendment be submitted for consideration by the stockholders of Parent at the Parent Stockholders Meeting and (iii) recommended that the stockholders of Parent approve the Share Issuance and the Parent Charter Amendment. The Parent’s Board of Directors has received from the Parent Financial Advisor an opinion, a written copy of which will be provided to the Company, solely for informational purposes promptly after receipt thereof by Parent, to the effect that, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to Parent. Parent has been authorized by the Parent Financial Advisor to include such opinion in its entirety in the Joint Proxy Statement included in the Form S-4 so long as such inclusion is in form and substance reasonably satisfactory to the Parent Financial Advisor and its counsel.

(b) The Required Parent Stockholder Vote is the only vote of the holders of the Parent’s capital stock required in connection with this Agreement, the Merger, the Share Issuance and the Charter Amendment.

SECTION 4.12. Taxes Each of Parent and each Parent Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and Parent and each Parent Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Parent’s Form 10-K for the fiscal year ended December 31, 2009 are adequate to cover all Taxes accruing through such date. Parent and the Parent Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of Parent or any Parent Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Parent or a Parent Subsidiary is contesting in good faith through appropriate proceedings. Except as has not, and would not reasonably be expected to have, a Parent Material Adverse Effect, all hedging transactions entered into by Parent or any of the Parent Subsidiaries have been properly identified for federal income tax purposes.

(a) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against Parent or any Parent Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency ( or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Parent Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of Parent or any Parent Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Parent Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not file Tax Returns that the Parent or any Parent Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Parent nor any Parent Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Parent or any Parent Subsidiary with respect to any period following the Closing Date. Neither Parent nor any Parent Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(b) Neither Parent nor any Parent Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Parent or any Parent Subsidiary. Parent and each Parent Subsidiary have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Parent nor any Parent Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(c) Neither Parent nor any Parent Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(d) Neither Parent nor any Parent Subsidiary is a party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of Parent, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(e) Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f) Neither Parent nor any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent).

SECTION 4.13. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by Parent or any Parent Subsidiary that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law, and Parent and the Parent Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the knowledge of the Parent, threatened demands, claims, information requests or notices of non-compliance or violation regarding Parent or any Parent Subsidiary relating to any liability under any Environmental Law.

(b) To the knowledge of Parent, Parent and the Parent Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither Parent nor any Parent Subsidiary nor any real property owned, leased or operated by Parent or any Parent Subsidiary is subject to any pending or, to the knowledge of Parent, threatened action, suit, investigation, inquiry, notice of non-compliance, request for information or proceeding relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of Parent’s and the Parent Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by Parent or any Parent Subsidiary, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and Parent and the Parent Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of Parent and the Parent Subsidiaries has assumed, contractually or, to the knowledge of Parent, by operation of law, any liabilities or obligations of third parties under any Environmental Laws.

(f) Neither Parent nor any of the Parent Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site.

SECTION 4.14. Compliance with Laws. Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by Parent and the Parent Subsidiaries. No notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, has been filed, commenced or threatened against Parent or any Parent Subsidiary alleging any such non-compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

SECTION 4.15. Employment Matters. Neither Parent nor any Parent Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of Parent, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of Parent or any of the Parent Subsidiaries, and, to the knowledge of Parent, there are no campaigns being conducted to solicit cards from employees of Parent or any of the Parent Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Parent, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Parent or any Parent Subsidiary which, with respect to any event described in this clause (iii), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.16. Tax Matters. Neither Parent nor any of the Parent Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.17. Investment Company. Neither Parent nor any of the Parent Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 4.18. Reserve Reports. Parent has furnished to the Company Parent’s estimate of Parent’s and Parent Subsidiaries’ oil and gas reserves as of December 31, 2009 (the “Parent Reserve Report“). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report was accurate. The estimates of proved oil and gas reserves used by Parent in connection with the preparation of the Parent Reserve Report are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

SECTION 4.19. Hedging. The Parent SEC Reports accurately summarize the outstanding Hydrocarbon and financial Hedging positions attributable to the production of the Parent and the Parent Subsidiaries as of the date reflected therein, and (as of the date of this Agreement) there have been no changes since the date thereof.

SECTION 4.20. Properties.

(a) All major items of operating equipment owned or leased by Parent or any of the Parent Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Parent and the Parent Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.

(b) Except for goods and other property sold, used or otherwise disposed of since December 31, 2009 in the ordinary course of business, Parent and the Parent Subsidiaries have good and defensible title to all oil and gas leases and other properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to interests owned by Parent and the Parent Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Parent SEC Reports filed prior to the date of this Agreement as owned by Parent and the Parent Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Parent Reserve Report or the Parent SEC Reports filed prior to the date of this Agreement, (ii) Liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) (i) The leases and other agreements pursuant to which Parent or any of the Parent Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property given material value in the Parent Reserve Report are in good standing, valid and effective, (ii) neither Parent nor any Parent Subsidiary is in breach or default under any such lease or other agreement nor, to the knowledge of Parent, is any other party to any such lease or other agreement in breach or default thereunder, and (iii) the rentals due by Parent or any Parent Subsidiary to any lessor of any such oil and gas leases have been properly paid, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.21. Natural Gas Act. Any gas gathering system constituting a part of the properties of Parent or the Parent Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by the FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

SECTION 4.22. Insurance. Section 4.22 of the Parent Disclosure Letter contains a true and complete list of all insurance policies held by either Parent or any of the Parent Subsidiaries. Parent and the Parent Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 4.23. Certain Contracts and Arrangements. Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts the Parent or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, to the knowledge of Parent, materially limit or restrict Company, the Surviving Corporation or any of their subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into in the ordinary course of business. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each contract filed or incorporated by reference as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2009 is valid, binding, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law), and neither Parent nor any Parent Subsidiary is in breach or default under any such contract nor, to the knowledge of Parent, is any other party to any such contract in breach or default thereunder.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter or as contemplated by Section 2.4(a), the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $3,000,000 in the aggregate;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend its articles of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of restricted stock;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) and the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary;

(ix) incur any indebtedness for borrowed money (other than pursuant to the Company’s existing line of credit in an aggregate amount not to exceed $10,000,000);

(x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries or (B) for those not in excess of $500,000 in the aggregate;

(xi) create or assume any material Lien on any material asset;

(xii) authorize, recommend or propose any material change in its capitalization;

(xiii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written plan, contract or agreement in existence as of the date of this Agreement;

(xiv) other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

(xv) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xvi) other than the lawsuit identified in Section 5.1(b)(xvi) of the Company Disclosure Letter, settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $1,000,000 in any one case by or to the Company or any of the Company Subsidiaries;

(xvii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $500,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xviii) write off any accounts or notes receivable in excess of $100,000;

(xix) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2010 capital expenditure plan described in Section 5.1(b)(xix) of the Company Disclosure Letter previously provided to Parent, except as may be required to (A) continue operations on the drilling, completion or plugging of any well or any well operations for which the Company has consented to participate and is required to continue to participate pursuant to applicable agreements or (B) conduct emergency operations on any well pipeline or other facility;

(xx) make or assume any Hedges covering in excess of 3,000 additional barrels of oil for calendar 2010, or in excess of 6,000 barrels of oil for calendar 2011;

(xxi) enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing, but in no event any having a duration longer than three months;

(xxii) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Company Material Adverse Effect;

(xxiii) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict the Parent or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any Parent Subsidiary;

(xxiv) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

(xxv) except as expressly permitted by Section 6.10, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.2(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxvi) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(xxvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

SECTION 5.2. Conduct of Business by Parent. Parent covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of Parent and the Parent Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and Parent the Parent Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact (except to the extent not prohibited by Section 5.2(b) below) their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 5.2(a), except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise specifically required by the transactions contemplated hereby, Parent shall not directly or indirectly, and shall not permit any of the Parent Subsidiaries to, do any of the following:

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to Parent and the Parent Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice or, in the case of acquisitions of oil and gas properties or interests therein, in excess of $25,000,000 individually or, in the case of sales or dispositions of assets, in amounts in excess of $25,000,000 individually;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof for a purchase price in excess of $25,000,000 individually;

(iii) except as specifically contemplated by this Agreement, amend or propose to amend its articles of incorporation or bylaws or, in the case of the Parent Subsidiaries, their respective constituent documents;

(iv) other than as may be required under the terms of the 8.5% Preferred Stock or the 6% Preferred Stock, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of Parent in payment of withholding tax upon the vesting of restricted stock;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except as may be required in the event of any conversion of the 8.5% Preferred Stock or the 6% Preferred Stock or the payment of any dividend thereon in the form of Parent Common Stock pursuant to the terms thereof and except for the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by Parent or any of the Parent Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except (A) to or for the benefit of the Parent Subsidiaries or (B) for those not in excess of $5,000,000 in the aggregate;

(ix) authorize, recommend or propose any material change in Parent’s capitalization;

(x) make any changes in its reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xi) settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $2,000,000 in any one case by Parent or any Parent Subsidiary.

(xii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $5,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Parent Financial Statements;

(xiii) enter into new contracts to sell Hydrocarbons other than in the ordinary course of business at market pricing;

(xiv) fail to timely meet its royalty payment obligations in connection with its oil and gas leases to the extent such failure has or would reasonably be expected to have a Parent Material Adverse Effect;

(xv) except as expressly permitted by Section 6.10, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Parent Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xvi) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(xvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.2(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

SECTION 6.1. Preparation of S-4 and Joint Proxy Statement; Stockholders Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Joint Proxy Statement and the Form S-4; without limiting the generality of the foregoing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will furnish to each other the information relating to the party furnishing such information required by the Exchange Act or the Securities Act, as applicable, to be set forth in the Joint Proxy Statement and the Form S-4, and Company and its counsel shall be given the opportunity to review and comment on the Joint Proxy Statement and the Form S-4 prior to the filing thereof with the SEC. Parent, Merger Sub and the Company each agree to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement and the Form S-4. The Company and Parent will use their reasonable best efforts to cause the Joint Proxy Statement to be mailed to their stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement (including by incorporation by reference) to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or this Agreement or the transactions contemplated hereby. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4, Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(b) The Company shall, as soon as practicable after the date hereof, and in accordance with the Company’s articles of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of considering and taking action upon this Agreement (it being understood that, notwithstanding anything to the contrary set forth in this Agreement, the Company shall have no obligation to convene the Company Stockholders Meeting unless the recommendation of the Board described in this Section 6.1(b) has been made and remains in effect). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, or (iii) in the event the Board of Directors of the Company withdraws, modifies or changes in accordance with the terms of this Agreement its recommendation that this Agreement and the Merger are in the best interests of the Company; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date as a result of either (i) or (ii) above, then the Termination Date shall be extended to the fifth business day after such date). The Board of Directors of the Company shall declare that this Agreement and the Merger are advisable and in the best interests of the Company and recommend that this Agreement be approved by the stockholders of the Company and include in the Form S-4 and the Joint Proxy Statement a copy of such recommendations; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if such withdrawal, modification or change is made in compliance with Section 6.10(a). Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance with this Section 6.1(b), the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to effect the Merger.

(c) Parent shall, as soon as practicable after the date hereof, and in accordance with the Parent’s certificate of incorporation and bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of considering and taking action upon the Share Issuance and the Parent Charter Amendment. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent’s stockholders prior to the Parent Stockholders Meeting; provided that in the event that the Parent Stockholders Meeting is delayed to a date after the Termination Date, then the Termination Date shall be extended to the fifth business day after such date). Parent shall, through its Board of Directors, recommend such approval by the stockholders of Parent and include in the Form S-4 and the Joint Proxy Statement a copy of such recommendation; provided that the Board of Directors of Parent may withdraw, modify or change such recommendation if but only if such withdrawal, modification or change is made in compliance with Section 6.10(c). Unless the Board of Directors of Parent has withdrawn its recommendation of this Agreement in compliance with this Section 6.1(c), Parent shall use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Share Issuance and the Charter Amendment and shall take all other action necessary or advisable to secure the vote or consent of stockholders required under applicable law and NYSE rules to effect the Share Issuance and the Charter Amendment.

(d) The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Hansen, Barnett & Maxwell, P.C., the Company’s independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(e) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent’s independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 6.2. Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Corporation shall have the rights and obligations described in this Section 6.2 regarding the individuals who were employees of the Company immediately prior to the Effective Time, with respect to whom the Company has provided Parent with the following information: name, title, date of hire (and rehire, if applicable), salary or rate of pay, bonus opportunities and a schedule of outstanding equity grants (“Acquired Employees”).

(a) Employment. All Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of written employment contracts or as required by applicable law. An Acquired Employee whose employment is terminated ceases immediately to be an “Acquired Employee” for purposes of this Agreement.

(b) Benefit Plans. The Surviving Corporation shall assume the Company Employee Benefit Plans (including the Severance Plan and remaining obligations related to the other Employee Retention and Severance Payments as set forth on Section 3.10(j) of the Company Disclosure Letter) as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption, except that, before the Effective Time, the Company shall take such steps as are necessary to terminate the Company’s tax-qualified retirement plans. Acquired Employees shall continue after the Effective Time to participate in such assumed Plans. At such time as determined by Parent or the Surviving Corporation (but in no event later than December 31, 2010), Acquired Employees shall participate in Parent’s compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Corporation, in each case consistent with the participation offered to Parent’s employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) for vesting and eligibility purposes, but not for benefit accrual in any plan or for any purpose in the Company’s nonqualified deferred compensation plans. No Acquired Employee shall be simultaneously covered under similar employee benefit plans of the Parent or the Surviving Corporation and of the Company. Nothing in this Section 6.2 shall restrict in any manner the right of Parent or the Surviving Corporation to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment contracts).

(c) Group Health Plans. During the plan year in which the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Corporation shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of the health flexible spending account and dependent care accounts of eligible Acquired Employees.

(d) Employee Communications. The parties to this Agreement shall cooperate in the distribution or other dissemination of communications before the Effective Time to individuals who are employees of the Company. Any communication that any party to this Agreement intends to distribute to such individuals relating to their employment following the date of this Agreement shall be subject to the approval of the other parties to this Agreement, which approval shall not be unreasonably withheld or delayed. The parties to this Agreement shall also cooperate in issuing any notice that might be required under the WARN Act or any similar state law so as to provide such notice in full compliance with the WARN Act or any similar state law.

SECTION 6.3. Consents and Approvals.

(a) The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) The Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Joint Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

SECTION 6.4. Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

SECTION 6.5. Company Credit Facility. The Company shall take such actions as are necessary to cause the Second Amended and Restated Credit Agreement, dated June 30, 2009, among the Company, MidFirst Bank, as administrative agent and lead agency, and Capital One, N.A. and Compass Bank, as syndication agents, to be terminated, and the Liens granted in connection therewith to be released, as of the Closing.

SECTION 6.6. Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Parent and the Company mutually agree, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person involving the Company or its directors and relating to the transactions contemplated by this Agreement, including any other Company Takeover Proposal, Parent shall have the right, at its own expense, to participate therein.

SECTION 6.7. Tax Treatment Each of Parent and the Company shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). Each of Parent and the Company shall execute the officers’ certificates substantially in the form attached as Exhibits A-1 and A-2 hereto, as of the date the Form S-4 is declared effective by the SEC and as of the Closing Date; provided, however, that the failure of Parent or the Company to certify as to any matter in such officer certificate because of an event, or change in facts or law, in any such case outside of such party’s control, shall not constitute a breach of this covenant.

SECTION 6.8. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.9. Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Parent shall, and shall cause the Parent Subsidiaries and the officers, directors, employees and agents of Parent and the Parent Subsidiaries, to, afford the officers, employees and agents of the Company, at its sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the Company all financial, operating and other data and information as the Company through its officers, employees or agents, may reasonably request. The Company, at its sole cost and risk, shall have the right to make such due diligence investigations as the Company shall deem necessary or reasonable, upon reasonable notice to Parent and without disruption or damage to Parent’s operations or properties. No additional investigations or disclosures shall affect Parent’s representations and warranties contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) The provisions of the Confidentiality Agreement, dated March 3, 2010, between Parent and the Company (the “Confidentiality Agreement“) shall remain in full force and effect in accordance with its terms.

SECTION 6.10. No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to (i) solicit, initiate, or knowingly encourage the submission of, any Company Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Company Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Company Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that (x) nothing contained in subclauses (i) or (ii) above shall prohibit the Company or its Board of Directors from disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) that such Company Takeover Proposal is a Company Superior Proposal; (y) if (under circumstances in which the Company has complied with all of its obligations under this

Section 6.10(a)), prior to this Agreement having been approved by the Required Company Stockholder Vote, the Company receives an unsolicited written Company Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a Company Superior Proposal, the Company and its representatives may conduct such additional discussions and provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company as the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.10) and (B) the Board of Directors of the Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and (z) at any time prior to this Agreement having been approved by the Required Company Stockholder Vote, and subject to the Company’s compliance with its obligations under this Section 6.10(a), the Company’s Board of Directors may, after providing at least three business days’ prior written notice to Parent, (i) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company’s Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement and recommend, or publicly propose to recommend any Company Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 8.1(f)(i), allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal, in the case of either subclause (i) or (ii) of this clause (z) only (A) after the Board of Directors of the Company determines in good faith (after receiving the advice of its financial advisor) that such Company Takeover Proposal is a Company Superior Proposal, (B) after the Board of Directors of the Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law and (C) if, during the three business day notice period referred to above the Company shall have negotiated in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Company Takeover Proposal no longer constitutes a Company Superior Proposal. The Company shall immediately cease and cause to be terminated and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Company Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information. The Company shall ensure that its officers, directors, key employees, investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.10, and shall be responsible for any breaches by any such Person of this Section 6.10.

(b) In addition to the other obligations of the Company set forth in this Section 6.10, the Company shall immediately advise Parent orally and in writing (including providing Parent with copies of any draft agreements and any written proposals and any amendments, revisions or correspondence related to such agreements or proposals) of (i) any request for information with respect to any Company Takeover Proposal, any inquiry with respect to or which could result in a Company Takeover Proposal, the material terms and conditions of such request, Company Takeover Proposal or inquiry, and the identity of the Person making such request or inquiry and (ii) the status and material terms of any discussions with respect to or which could result in a Company Takeover Proposal (including any change to the material terms and conditions with respect to such discussions or Company Takeover Proposal) and the identity of the Person with whom such discussions are being held.

(c) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, nor shall it permit any of the Parent Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of, Parent or any of the Parent Subsidiaries to (i) solicit, initiate, or knowingly encourage the submission of, any Parent Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Parent Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Parent Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Parent Takeover Proposal; provided, however, that (x) nothing contained in subclauses (i) or (ii) above shall prohibit Parent or its Board of Directors from disclosing to Parent’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law, provided that the Board of Directors of Parent shall not recommend that the stockholders of Parent tender their Parent Common Stock in connection with any such tender or exchange offer unless the Board of Directors of Parent determines in good faith (after receiving the advice of its financial adviser) that such Parent Takeover Proposal is a Parent Superior Proposal; (y) if (under circumstances in which Parent has complied with all of its obligations under this Section 6.10(c)), prior to this Agreement having been approved by the Required Parent Stockholder Vote, Parent receives an unsolicited written Parent Takeover Proposal from a third party that the Board of Directors of Parent determines in good faith (after receiving the advice of its financial adviser) is, or is reasonably likely to result in, a Parent Superior Proposal, Parent and its representatives may conduct such additional discussions and provide such information as the Board of Directors of Parent shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to Parent as the Confidentiality Agreement (and containing additional provisions that expressly permit Parent to comply with the provisions of this Section 6.10) and (B) the Board of Directors of Parent determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and (z) at any time prior to this Agreement having been approved by the Required Parent Stockholder Vote, and subject to Parent’s compliance with its obligations under this Section 6.10(c), Parent’s Board of Directors may, after providing at least three business days’ prior written notice to the Company, (i) withdraw (or amend or modify in a manner adverse to the Company), or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the recommendation or declaration of advisability by Parent’s Board of Directors of the Share Issuance and the Charter Amendment, or publicly propose to recommend any Parent Takeover Proposal, or (ii) to the extent permitted pursuant to and in compliance with Section 8.1(e)(i), allow Parent to enter into a binding written agreement concerning a transaction that constitutes a Parent Superior Proposal, in the case of either subclause (i) or (ii) of this clause (z) only (A) after the Board of Directors of Parent determines in good faith (after receiving the advice of its financial advisor) that such Parent Takeover Proposal is a Parent Superior Proposal, (B) after the Board of Directors of Parent determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law and (C) if, during the three business day notice period referred to above Parent shall have negotiated in good faith with the Company (to the extent the Company desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Parent Takeover Proposal no longer constitutes a Parent Superior Proposal. Parent shall immediately cease and cause to be terminated and shall cause its affiliates and the Parent Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Parent Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding Parent or any of the Parent Subsidiaries to return or destroy such information. Parent shall ensure that its officers, directors, key employees, investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.10, and shall be responsible for any breaches by any such Person of this Section 6.10.

(d) In addition to the other obligations of Parent set forth in this Section 6.10, Parent shall immediately advise the Company orally and in writing (including providing the Company with copies of any draft agreements and any written proposals and any amendments, revisions or correspondence related to such agreements or proposals) of (i) any request for information with respect to any Parent Takeover Proposal, any inquiry with respect to or which could result in a Parent Takeover Proposal, the material terms and conditions of such request, Parent Takeover Proposal or inquiry, and the identity of the Person making such request or inquiry and (ii) the status and material terms of any discussions with respect to or which could result in a Parent Takeover Proposal (including any change to the material terms and conditions with respect to such discussions or Parent Takeover Proposal) and the identity of the Person with whom such discussions are being held.

SECTION 6.11. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s articles of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the

Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of the annual premiums to be paid by the Company for such insurance as set forth in Section 6.11 of the Company Disclosure Letter (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.11(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may, be shall assume the obligations set forth in this Section 6.11.

SECTION 6.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.13. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company

(including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote and each of the Share Issuance and the Parent Charter Amendment shall have been approved by the Required Parent Stockholder Vote.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop orders suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Listing. The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth herein (other than the representations and warranties specified in clause (ii) below) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect, and (ii) set forth in Section 3.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received from Covington & Burling LLP, counsel to Parent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer’s letters from each of the Company, Merger Sub and Parent, in each case, substantially in the form attached as Exhibits A-1 and A-2 hereto).

(d) Title to Oil and Gas Properties. The Company and the Company Subsidiaries shall have good and defensible title to oil and gas leases and other properties covering not less than 90% of the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and the Company Subsidiaries, free and clear of any Liens other than the exceptions to Liens referred to in Section 3.20(b).

SECTION 7.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent (i) set forth herein (other than the representations and warranties specified in clause (ii) below) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) set forth in Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(c) Tax Opinion. The Company shall have received from Johnson & Jones, P.C., counsel to the Company, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer’s letters from each of the Company, Merger Sub and Parent, in each case, substantially in the form attached as Exhibits A-1 and A-2 hereto).

(d) Title to Oil and Gas Properties. Parent and the Parent Subsidiaries shall have good and defensible title to oil and gas leases and other properties covering not less than 90% of the reserves reflected in the Parent Reserve Report as attributable to interests owned by Parent and the Parent Subsidiaries, free and clear of any Liens other than the exceptions to Liens referred to in Section 4.20(b).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated by September 30, 2010, or such other date, if any, as the Company and Parent shall agree upon or as is provided in Section 6.1(b) and (c) hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Company or Parent, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable;

(d) by either the Company or Parent, if at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained or if at the Parent Stockholders Meeting (including any adjournment or postponement thereof), the Required Parent Stockholder Vote shall not have been obtained;

(e) by Parent, if

(i) prior to the Parent Stockholders Meeting, (A) Parent shall not have breached Section 6.10 in any respect, (B) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of Section 6.10 and this Section 8.1(e)(i), to enter into a binding written agreement concerning a transaction that constitutes a Parent Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) Parent provides at least three business days prior written notice to the Company of its intention to enter into such an agreement, (D) during such three business day period Parent negotiates in good faith with the Company (to the extent the Company desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Parent Takeover Proposal no longer constitutes a Parent Superior Proposal, (E) the Company does not make, within such three business day period, an offer that the Board of Directors of Parent determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to Parent’s stockholders from a financial point of view as the Parent Superior Proposal and (F) Parent prior to such termination pays to the Company in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to Section 8.3; provided, that upon any material change in the terms and conditions of any Parent Superior Proposal at any time, prior to any termination of this Agreement pursuant to this Section 8.1(e)(i), Parent shall be required to provide three business days notice of such amended Parent Superior Proposal pursuant to clause (C) above and shall be required to comply with each of the other provisions of this Section 8.1(e)(i) with respect to such amended Parent Superior Proposal;

(ii) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its adoption of or recommendation in favor of this Agreement or shall have failed to make such favorable recommendation;

(iii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so;

(iv) the Company shall have breached Section 6.10 in any respect; or

(v) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(f) by the Company, if

(i) prior to the Company Stockholders Meeting, (A) the Company shall not have breached Section 6.10 in any respect, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.10 and this Section 8.1(f)(i), to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal and the Company notifies

Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) the Company provides at least three business days prior written notice to Parent of its intention to enter into such an agreement, (D) during such three business day period the Company negotiates in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to make adjustments to the terms and conditions of this Agreement so that the Company Takeover Proposal no longer constitutes a Company Superior Proposal, (E) Parent does not make, within such three business day period, an offer that the Board of Directors of the Company determines, in its good faith judgment (after receipt of the advice of its financial advisor) is at least as favorable to the Company’s stockholders from a financial point of view as the Company Superior Proposal and (F) the Company prior to such termination pays to Parent in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to Section 8.3; provided, that upon any material change in the terms and conditions of any Company Superior Proposal at any time, prior to any termination of this Agreement pursuant to this Section 8.1(f)(i), the Company shall be required to provide three business days notice of such amended Company Superior Proposal pursuant to clause (C) above and shall be required to comply with each of the other provisions of this Section 8.1(f)(i) with respect to such amended Company Superior Proposal; or

(ii) the Board of Directors of Parent shall have withdrawn or modified or amended in any respect adverse to the Company its recommendation in favor of the Share Issuance and the Charter Amendment or shall have failed to make such favorable recommendation;

(iii) the Board of Directors of Parent (or any committee thereof) shall have recommended to the stockholders of Parent any Parent Takeover Proposal or shall have resolved to, or publicly announced an intention to, do so;

(iv) Parent shall have breached Section 6.10 in any respect; or

(v) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Section 8.3 and for the provisions in Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any intentional breach of a covenant of this Agreement prior to such termination. In addition, the Confidentiality Agreements shall not be affected by the termination of this Agreement.

SECTION 8.3. Fees and Expenses.

(a) If (i) this Agreement is terminated pursuant to Section 8.1(e)(ii), (iii) or (iv) or Section 8.1(f)(i), or (ii) (A) a Company Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company’s stockholders prior to this Agreement having been approved by the Required Company Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 8.1(b), and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a Company Takeover Proposal, the Company shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay Parent a fee in immediately available funds of $50,000,000.

(b) If this Agreement is terminated pursuant to Section 8.1(d) (solely with respect to the failure to obtain the Required Company Stockholder Vote), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent a fee in immediately available funds of $20,000,000; provided, that in the event that within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a Company Takeover Proposal, the Company shall promptly, but in no event later than one business day after the consummation or, if earlier, entry into such agreement with respect to a Company Takeover Proposal, pay Parent an additional fee in immediately available funds of $30,000,000.

For purposes of Section 8.3(a) and Section 8.3(b), the references in the definition of Company Takeover Proposal to 10% shall be changed to 50%.

(c) If (i) this Agreement is terminated pursuant to Section 8.1(f)(ii), (iii) or (iv) or Section 8.1(e)(i), or (ii) (A) a Parent Takeover Proposal in respect of Parent is publicly announced or is proposed or offered or made to Parent or Parent’s stockholders prior to this Agreement having been approved by the Required Parent Stockholder Vote, (B) this Agreement is terminated by either party, as applicable, pursuant to Section 8.1(b), and (C) within 12 months following such termination Parent shall consummate or enter into, directly or indirectly, an agreement with respect to a Parent Takeover Proposal, Parent shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (ii) above), pay the Company a fee in immediately available funds of $50,000,000.

(d) If this Agreement is terminated pursuant to Section 8.1(d) (solely with respect to the failure to obtain the Required Parent Stockholder Vote), Parent shall promptly, but in no event later than one business day after termination of this Agreement, pay the Company a fee in immediately available funds of $20,000,000; provided, that in the event that within 12 months following such termination Parent shall consummate or enter into, directly or indirectly, an agreement with respect to a Parent Takeover Proposal, Parent shall promptly, but in no event later than one business day after the consummation or, if earlier, entry into such agreement with respect to a Parent Takeover Proposal, pay the Company an additional fee in immediately available funds of $30,000,000.

For purposes of this Section 8.3(c) and Section 8.3(d), the references in the definition of Parent Takeover Proposal to 10% shall be changed to 50%.

(e) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that if this Agreement is terminated and any fee specified in Sections 8.3(a) through (d) above is payable as a result thereof, in addition to the payment of such fee, the party obligated to pay such fee shall assume and pay, or reimburse the other party for, all documented and reasonable out-of-pocket fees and expenses incurred by the such other party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $7,500,000.

SECTION 8.4. Amendment.

(a) This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the stockholders, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement and not as a result of the execution of this Agreement.

SECTION 8.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

Fax: (405) 429-5983

with a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Scott F. Smith

                 Stephen A. Infante

Fax: (212) 841-1010

(b)	if to the Company:

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, Oklahoma 74136

Attention: Phillip W. Terry

Fax: (918) 747-7620

with a copy to:

Johnson & Jones, P.C.

2200 Bank of America Center

15 W. Sixth Street

Tulsa, Oklahoma 74119

Attention: Kenneth E. Dornblaser

Fax: 918-584-6645

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 9.2. Definitions. The following capitalized terms have the following meanings:

“COBRA” means health care continuation coverage provisions.

“Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the

Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

“Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise), (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) or (iii) (other than with respect to Sections 3.3 and 3.23) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred.

“Company Superior Proposal” means any bona fide written Company Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company’s stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Company Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Company Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the Parent to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

“Company Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the

Company or any Company Subsidiary of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of the Company and its Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

“Customary Post Closing Consents” means such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties.

“Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“Form S-4” means the registration statement on Form S-4 promulgated by the SEC to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger.

“Form S-8” means Form S-8 (or any successor form) promulgated by the SEC.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended.

“Hedge” mean a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide), and all other minerals of every kind and character which may be covered by or included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

“Joint Proxy Statement” means the proxy statement relating to the Company Stockholders Meeting and the Parent Stockholders Meeting, as amended or supplemented from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“NGA” means the Natural Gas Act.

“NYSE” means the New York Stock Exchange, Inc.

“Options” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans or any other contract or agreement entered into by the Company and any of the Company Subsidiaries.

“Parent Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Parent or any of the Parent Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Parent Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Parent Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

“Parent Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent and the Parent Subsidiaries considered as a single enterprise or (ii) the ability of the Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (i) adversely affects the oil and gas exploration, development and production industry generally (including without limitation changes in commodity prices, general market prices and regulatory changes) (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise), (ii) arises out of general economic or industry conditions (and in each case does not disproportionately affect Parent and the Parent Subsidiaries considered as a single enterprise) or (iii) (other than with respect to Sections 4.3 and 4.23) arises out of, results from or relates to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Parent Material Adverse Effect has occurred.

“Parent Superior Proposal” means any bona fide written Parent Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which Parent’s stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of Parent, which in any such case is on terms that the Board of Directors of Parent determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including any conditions to such Parent Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Parent Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the Company to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

“Parent Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving Parent or any Parent Subsidiary of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDAX or assets of Parent and its Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Parent Common Stock or any other Parent capital stock or capital stock of, or other equity or voting interests in, any of Parent’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Plan” means the Severance Plan for Former Employees of Arena Resources, Inc. attached as an exhibit to the Company Disclosure Letter.

“Stock Plans” means the Arena Resources, Inc. 2003 Stock Option Plan, as amended, the Arena Resources, Inc. 2009 Restricted Stock Award Plan, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

“Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“WARN Act” means the Workers Adjustment and Retraining Notification Act. of 1989, as amended.

SECTION 9.3. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

SECTION 9.4. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 9.4 of the Company Disclosure Letter. “To the knowledge of Parent” and similar phrases mean the actual knowledge of the individuals described in Section 9.4 of the Parent Disclosure Letter.

SECTION 9.5. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.; (iii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; and (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa.

SECTION 9.6. Governing Law; Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware.

SECTION 9.7. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.8. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of Section 6.11 and may specifically enforce its terms.

SECTION 9.9. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.10. Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SANDRIDGE ENERGY, INC.

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chairman, Chief Executive Officer and President

STEEL SUBSIDIARY CORPORATION

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chairman, Chief Executive Officer and President

ARENA RESOURCES, INC.

By:	/s/ Phillip W. Terry
Name:	Phillip W. Terry
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]